Filed Pursuant to Rule 424(b)(3)
File No. 333-156450
Prospectus Supplement No. 8
(to prospectus dated December 31, 2008, as supplemented on January 12, 2009,
February 4, 2009, March 5, 2009, April 8, 2009, April 15, 2009, May 14, 2009 and
May 20, 2009)

3,710,825 SHARES

COMMON STOCK

This prospectus supplement supplements information contained in the prospectus dated December 31, 2008 as supplemented on January 12, 2009, February 4, 2009, March 5, 2009, April 8, 2009, April 15, 2009, May 14, 2009 and May 20, 2009, referred to as the “prospectus,” relating to the resale by selling security holders of up to 3,710,825 shares of our common stock, $.0001 par value, issuable upon the exercise of warrants issued in connection with a financing transaction in June 2008.  You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The statements contained in this prospectus supplement are deemed to be made throughout the prospectus and shall modify or supersede any conflicting statements contained in the prospectus, in each case to the extent applicable.

Investment in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 4 of the prospectus for a discussion of risks that you should consider prior to investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is July 1, 2009.

Change in Independent Registered Public Accounting Firm

On June 19, 2009, through and with the approval of the Audit Committee of our Board of Directors, we dismissed Parente Randolph LLP, referred to as Parente, and engaged Asher & Company, Ltd., referred to as Asher, as our independent registered public accounting firm.

Prior to engaging Asher, we did not consult with Asher regarding (i) the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Asher on our financial statements, and Asher did not provide any written or oral advice that was an important factor we considered in reaching a decision as to any such accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K), or a reportable event (as that term is described in Item 304(a)(1)(v) of Regulation S-K).

Except for a going concern paragraph and a reference to our adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” effective January 1, 2008, the report of independent registered public accounting firm of Parente regarding our financial statements for the fiscal year ended December 31, 2008 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Parente was initially engaged in February 2009 as a result of its acquisition of our prior independent registered public accounting firm, Lazar Levine & Felix, LLP.  From February 2009 through June 19, 2009, the date of dismissal, there were no disagreements with Parente on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Parente, would have caused it to make reference to such disagreement in its reports.